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                                                                Exhibit 10.12

December 21, 1998

Mr. Tom Sullivan
Executive Vice President
Telecorp Communications, Inc.
1101 17/th/ Street, Suite 900
Washington, DC 20036

                              Letter of Agreement

Dear Tom:

This Letter of Agreement ("LOA") serves to identify the terms by which AT&T Wireless Services, Inc. ("AWS") will arrange to purchase interstate and intrastate long distance voice and/or data services (the "Services") from AT&T Carrier Markets ("Carrier Markets") for the shared use of Telecorp Communications, Inc. ("Carrier") and other Affiliated Markets as such term is defined below. If you are in agreement with the terms described herein, please sign below.

Sharing Arrangement
In exchange for making certain volume commitments to Carrier Markets, AWS has negotiated the right to purchase the Services at the rates specified in LOA Attachments 1 and 2, respectively, so that Affiliated Markets can share the use of these Services at such rates. By sharing the Services, with AWS as the intermediary enabling such sharing, the Affiliated Markets can efficiently obtain the Services at the best possible terms and conditions. For the Services they purchase under this LOA, Affiliated Markets will pay the rates that AWS pays to Carrier Markets for such services, as specified in LOA Attachments 1 and
2. AWS does not mark up the charges for the Services or receive any type of commission or fee.

Affiliated Market Status
This sharing arrangement is for the benefit of Affiliated Markets, and Carrier's eligibility to purchase the Services under this LOA is contingent upon Carrier maintaining its status as an Affiliated Market. An Affiliated Market means any facilities-based company that: (a) is controlled by AWS; (b) is an entity in which AWS has at least fifty percent (50%) voting interest; (c) shares switching facilities with AWS; (d) is managed by AWS; (e) has purchased a portion of CMRS spectrum from AWS in which AWS maintains an ownership interest; or (f) is a party to an agreement providing for the interoperability of Carrier's system and AWS' system as each is operated in accordance with the IS-136 or

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                                                            Letter of Agreement
                                                              December 21, 1998
                                                                    Page 2 of 6


successor standard. The terms and conditions identified in this LOA will terminate no later than three (3) months after the cessation of Carrier as an Affiliated Market or immediately upon termination of AWS' contract with Carrier Markets. AWS agrees it will endeavor to provide Carrier with a minimum of three
(3) months notice of such termination. In addition, AWS may terminate this LOA upon any breach by Carrier of the AT&T Wireless Services Network Membership License Agreement between AT&T Corp. and Telecorp PCS, Inc. dated as of July 17, 1998 which breach is not cured in accordance with the provisions of such agreement.

Provision of Service and Rates
Carrier may order any of the Services described in LOA Attachments 1 and 2 and AWS will provide those Services to Carrier pursuant to this LOA. Carrier agrees to pay all recurring and nonrecurring charges for the Services it orders as specified in LOA Attachments 1 and 2. (Carrier will need to contact appropriate personnel at Carrier Markets with specific information to determine pricing for certain data elements.) Please note that volume and minimum revenue commitments between AWS and Carrier Markets in LOA Attachments 1 and 2 are confidential and have been blacked out.

Taxes and Surcharges
Carrier shall pay any applicable local, state, federal, public utilities, gross receipts or other taxes, surcharges, assessments, recoveries or fees imposed on AWS, Carrier Markets or Carrier as a result of the sale, installation, use or provision of the Services described in this LOA, except to the extent customer provides a valid tax exemption certificate to AT&T prior to the delivery of Services and except for taxes based on AWS' or Carrier Markets' net income. Consistent with FCC rules, because Carrier is not an end user, Carrier Markets will not impose any Federal Universal Service Fund surcharges on the Services. However, if the FCC changes its rules in this regard, Carrier Markets will adjust its imposition of surcharges accordingly.

Volume Commitment
Carrier agrees to the Minimum Traffic Volume Commitment(s) as specified in LOA Attachment 3. AWS and Carrier agree that the Minimum Traffic Volume Commitment(s) will be adjusted a minimum of once each calendar year at the time specified by AWS. Such Minimum Traffic Volume Commitment(s) may be adjusted more frequently upon mutual agreement between AWS and Carrier. During the first calendar year, the Minimum Traffic Volume Commitment for Carrier shall be as specified by Carrier at its sole discretion. Following the first calendar year, the Minimum Traffic Volume Commitment for Carrier may be increased any amount or may be decreased by any amount up to ten percent (10%) at Carriers' sole discretion. If Carrier

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                                                            Letter of Agreement
                                                              December 21, 1998
                                                                    Page 3 of 6


proposes to reduce the Minimum Traffic Volume Commitments by more than ten percent (10%), it may do so only with AWS' permission.

If Carrier fails to meet any minimum traffic volumes, Carrier will pay a Shortfall Charge equal to the difference between the charges for the Minimum Traffic Volume Commitment and the amount of eligible charges for that Minimum Traffic Volume Commitment incurred during the commitment period. The Shortfall Charge will be calculated as follows for voice traffic: the difference between Carrier's Minimum Voice Traffic Volume Commitment (in terms of Minutes of Use) and the actual voice traffic volume will be multiplied by $0.0360. The Shortfall Charge will be calculated as follows for data traffic: 1) the difference between Carrier's Minimum Data DS I Volume Commitment (in terms of the number of DS Is) and the actual DS I volume will be multiplied by $1,121; 2) the difference between Carrier's Minimum Data DS') Volume Commitment (in terms of the number of DS3s) and the actual DS3 volume will be multiplied by $7,227;
3) Carrier will be charged the difference between Carrier's Minimum Frame Relay Commitment (in terms of dollars per month) and the average of Carrier's actual Frame Relay monthly charges. AWS will use the Shortfall Charge it collects from Carrier to pay any Shortfall Charges AWS is obligated to pay Carrier Markets.
If the Shortfall Charges that AWS collects from all of the Affiliated Markets participating in the sharing arrangement exceed the amount of the shortfall charge that AWS must pay Carrier Markets, AWS will refund to Carrier its pro rata share of the overage.

Carrier is not obligated to meet that portion of their Minimum Data Volume Commitment for which Carrier Markets is unable to deliver service within a reasonable time frame. A reasonable time frame for delivery of baseline service (POP, or point-of-presence, to POP) is defined as approximately fourteen (14) business days for DS1s and twenty-five (25) business days for DS3s. The reasonable time frame for delivery of DS1s and DS3s may be extended if the Local Exchange Carrier requires a longer installation interval. A reasonable time frame for the delivery of Frame Relay is defined as approximately thirty-five
(35) calendar days. Please note that Carrier must provide accurate tie-down information and a "firm order" must be placed in the Carrier Markets provisioning system before the time frames identified above become valid.

As applicable, Carrier agrees to provide a fifteen (15) month voice traffic volume forecast document to AWS on a quarterly basis for use in network planning. AWS will provide Carrier with the format for the traffic volume forecast document.

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                                                            Letter of Agreement
                                                              December 21, 1998
                                                                    Page 4 of 6

Rate Review
At the initiation of Carrier, not more than one time within any twelve (12) month period, the parties agree to review the rates for the Services described in this LOA. If Carrier wishes to adjust the rates, Carrier must provide evidence to AWS that substantially lower rates are offered by other interexchange providers for Services that are comparable in quality and have comparable minimum volume and duration requirements. Upon receipt of such evidence AWS will use good faith efforts to work with Carrier to adjust the rates, if appropriate, in order to ensure that such rates are reasonably competitive.

Billing
Carrier will be billed monthly for the Services it purchases from AWS. Payment is due upon presentation of a bill, and must be received no later than thirty
(30) days after the bill date. For voice services, the bill date is the day after the end of the usage period covered by the bill; for data services, the bill date is the first day of the service period covered by the bill. Any charges not paid within such a period will be considered past due. Interest charges may be added to any past due amounts at the lower of twelve percent (12.0%) per year or the maximum rate allowed by law.

If Carrier wishes to dispute a charge-on a bill, Carrier must identify the amount of the disputed charge and provide a full written explanation of the basis for the dispute within ninety (90) days after the bill date. A pending billing dispute does not relieve Carrier of the obligation to pay the disputed charge.

Marks
Nothing in this LOA creates in Carrier any rights in the AT&T or AWS' tradenames, trademarks, service marks or any other intellectual property of AT&T or AWS.

Account Team Support
Carrier will be supported directly by a Carrier Markets account team consisting of a sales manager, voice and/or data account executives, as well as technical and customer care support. All orders should be placed directly with the Carrier Markets account team and all issues and concerns regarding Services contracted for under this LOA should be addressed directly with such account team members.

CMRS
The Services that AWS purchases from Carrier Markets for Carrier under this LOA are provided to Carrier solely for Carrier's provision of the Services to its commercial mobile radio services ("CMRS") customers, for calls that originate on Carrier's CMRS system and those CMRS systems that share Carrier's switches, and not for any other purpose.

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                                                            Letter of Agreement
                                                              December 21, 1998
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Compliance with Master Carrier Agreement
Carrier agrees to comply with the obligations imposed on Customer and its End Users as set forth in Paragraphs 9 through 14 and 16 through 35 of the attached Master Carrier Agreements (LOA Attachments I and 2 and the attachments thereto), and to afford AWS the same rights and protections afforded to AT&T thereunder. AWS and Carrier Markets will afford Carrier the rights and protections, if any, afforded to Customer and its End Users under Paragraphs 9 through 14 and 16 through 35 of the attached Master Carrier Agreements (LOA Attachments 1 and 2 and the attachments thereto).

Confidentiality
All information contained in this LOA and its Attachments is considered confidential and is governed by the confidentiality agreement(s) in place between AWS and Carrier, together with the Confidentiality provision in Paragraph 20 of the attached Master Carrier Agreements (LOA Attachments 1 and
2).

Term
The Term of this LOA runs concurrently with the Terms of the long distance data services and long distance voice services Master Carrier Agreements (LOA Attachments 1 and 2 and the attachments thereto). These Terms are approximately 36 months from the first day of the first full billing month of the first service provided to the first Affiliated Market under each of the respective Master Carrier Agreements. Accordingly, the Term of this LOA for Carrier may be shorter than 36 months.

Specifically, the long distance voice services Master Carrier Agreement (LOA Attachment 1 and the attachments thereto) provides that:

     "The Term of this Attachment consists of a Ramp-Up Period of 6 months and a Full Service Period of 36 months. The Ramp-Up Period begins on the first full billing month for the first service provided under this Attachment. For each service provided under this Attachment, the Full Service Period begins on the day after the Ramp-Up Period ends, which day is referred to as the Term Start Date."

Specifically, the long distance data services Master Carrier Agreement (LOA Attachment 2 and the attachments thereto) provides that:

     "The Term of this Attachment is 36 months. For each service provided under this Attachment, the Term begins on the first day of the first full billing month for the first service provided under this Attachment, which day is referred to as the Customer's Initial Service Date (CISD). Different Services may have different billing cycles, and so the billing months may

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                                                            Letter of Agreement
                                                              December 21, 1998
                                                                    Page 6 of 6


     be staggered. For each service, however, the Term will begin within one month after the Term begins for the first service provided under this Agreement."

If Carrier decides to terminate this LOA prior to the end of such Term, Carrier will be liable for the Minimum Traffic Volume Commitment(s) made above through the end of said Term.

Sincerely,
AT&T WIRELESS SERVICES, INC.

 /s/ Kerri Landeis
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Kerri Landeis
Director, External Affairs

Accepted and agreed:

Telecorp Communications, Inc.

By: /s/ Thomas H. Sullivan
    ------------------------------------
    Signature

Thomas H. Sullivan
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Printed Name

President
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Title

January 4, 1999
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Date

Attachment 1 - Voice Contract
Attachment 2 - Data Contract
Attachment 3 - Minimum Traffic Volume Commitments

                          AT&T PROPRIETARY